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Exhibit 11


                                G&L Realty Corp.
                    Computation of Per Share Earnings (Loss)
                           Annual Report on Form 10-K
                                December 31, 1999
                      (In thousands, except per share data)

                                                        Three Months Ended               Years Ended
                                                           December 31,                 December 31,
                                                           ------------                 ------------
                                                       1999            1998           1999         1998
                                                       ----            ----           ----         ----
Net (Loss) Income                                        $ (931)     $ (3,054)      $ (2,115)      $ 4,343

Less: Preferred Dividends
  10.25% Series A Cumulative Preferred                     (958)         (958)        (3,832)      (3,832)
    9.8% Series B Cumulative Preferred                     (845)         (845)        (3,380)      (3,380)
                                                       --------      --------       --------     --------
Net (loss) income available to common
   shareholders                                         $(2,734)     $ (4,857)       $(9,327)    $ (2,869)
                                                       ========      ========       ========     ========

Options outstanding                                         151           214            151          214
                                                       ========      ========       ========     ========

Weighted average exercise price                          $12.88       $ 14.49        $ 12.88       $14.49
                                                       ========      ========       ========     ========

Proceeds upon exercise price                            $ 1,945       $ 3,094        $ 1,945      $ 3,094
                                                       ========      ========       ========     ========

Treasury stock shares                                       151           191            141          171
                                                       ========      ========       ========     ========

Common share equivalents                                    ---            23             10           43
Average shares outstanding                                3,245         4,030          3,760        4,092
                                                       ========      ========       ========     ========

Total common and common share equivalents
  outstanding
                                                          3,245         4,053          3,770        4,135
                                                       ========      ========       ========     ========
Per share (loss) earnings data:

Basic                                                    $(0.84)       $(1.21)        $(2.48)      $(0.70)
                                                       ========      ========       ========     ========
Fully diluted                                            $(0.84)       $(1.21)        $(2.48)      $(0.70)
                                                       ========      ========       ========     ========
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